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                             The Enstar Group, Inc.
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(ENSTAR LOGO)

                                 April 20, 2005

To the Shareholders of The Enstar Group, Inc.

     Enstar had good results from its existing operations during 2004. Castlewood Holdings Limited, Enstar's Bermuda-based partially owned affiliate, more than doubled its assets from $632 million as of December 31, 2003 to $1.3 billion as of December 31, 2004. Castlewood completed acquisitions of Mercantile Indemnity Company, Harper Insurance (formerly Turegum Insurance Company) and Longmynd Insurance Company (formerly Security Insurance (UK) Ltd.). All three of these acquisitions were funded with cash from within Castlewood, requiring no contributions from Enstar or the other equity participants during 2004.

     Castlewood also increased its reach in the run-off management business by obtaining assignments to arrange the orderly termination of discontinued lines of insurance and reinsurance for companies in run-off. Castlewood has the specialized management skills and utilizes the unique approaches necessary to succeed in this complex sector. Castlewood also expanded operations in insurance and reinsurance claims brokerage and inspection and adjusting activities. Castlewood continues to be Enstar's principal strategic business and growth activity. Enstar's share of Castlewood's net income grew from $9.6 million in 2003 to $11.1 million in 2004.

     In July 2004, Enstar completed the sale of its ownership in Green Tree Investment Holdings and received approximately $24 million for its $15 million direct investment. Castlewood received $16 million for its $10 million ownership position in the same transaction. This transaction, as a number of transactions we pursue, was an opportunity brought to us by J. Christopher Flowers, Enstar's largest shareholder and a Director.

     Enstar continues to actively search for additional acquisitions and investment opportunities. As of December 31, 2004, Enstar held approximately $82 million in cash, up from approximately $56 million at year-end 2003. As we pursue acquisition opportunities, we are ever mindful of the need to maintain price discipline. In particular, acquisitions by Castlewood of insurance companies and reinsurance companies in run-off offer attractive opportunities for profitability, but there is little way to profit if too much is paid at purchase. While we can't offer assurances of our ability to make such acquisitions or the timing of any transactions, the unsettled legal and regulatory environment confronting the insurance and reinsurance industries gives us encouragement that future opportunities should become available.

(ENSTAR LETTERHEAD ADDRESS)
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     Paul J. Collins, who resides in London, England was elected to our Board of
Directors at the 2004 Annual Meeting and is a member of the Audit Committee. He retired as a Vice Chairman of Citigroup Inc. in 2000. Mr. Collins is a director of Nokia Corporation, BG Group, and Actis Capital LLP. He has served as a director of Kimberly-Clark Corporation and is a Trustee of The University of Wisconsin Foundation. As reported in the Proxy Statement, Enstar's directors beneficially own approximately 41% of Enstar's stock.

     We do not forecast earnings or make efforts to create predictable reported earnings trends. While we offer little in the way of future earnings visibility or consistency, we continue our steadfast commitment to make profits, build net worth and return significant value over time.

                                           Sincerely,

                                           -s- Nimrod T. Frazer

                                           NIMROD T. FRAZER
                                           Chairman and CEO

                                           -s- JOHN J. OROS

                                           JOHN J. OROS
                                           President and COO